Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 26, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cree, Inc.’s Annual Report on Form 10-K for the year ended June 29, 2014.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
August 26, 2014